EXHIBIT 99.1

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NorthWestern
Corporation                                                  News Release
                                                             NYSE:NOR



Contacts:

Investors/Media:

Roger Schrum
605-978-2848
roger.schrum@northwestern.com

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          RAMAEKERS JOINS NORTHWESTERN CORPORATION'S BOARD OF DIRECTORS
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SIOUX FALLS,  S.D. - May 7, 2003 - NorthWestern  Corporation  (NYSE:  NOR) today announced that Lawrence J. Ramaekers, retired president and chief executive officer of ANC Rental Corporation, the owner of Alamo Rent-A-Car and National Car Rental Systems, Inc., has been elected to join the Company's Board of Directors.

Mr. Ramaekers has specialized in corporate turnarounds for more than 25 years. Prior to serving as CEO for ANC Rental, he was CEO for United Companies
Financial Corporation, Umbro International, Inc.; Medical Resources, Inc.; Centennial Technologies, Inc.; Color Tile, Inc.; and Family Restaurants, Inc. He also served as a turnaround advisor to a number of other public and private companies and worked with the turnaround management firm of AlixPartners, LLC from 1982 through 2000. He holds a BS degree in chemical engineering from the University of Florida and an MBA from the University of Michigan. He was honored as the first recipient of the Lifetime Achievement Award from the Turnaround Management Association.

"We are pleased to have Larry joining our board. He has a stellar track record of working with troubled companies to get them back on their feet. His involvement and counsel will be important to NorthWestern's board as the Company undergoes its turnaround initiatives," said Gary G. Drook, chief executive officer.

About NorthWestern
NorthWestern Corporation is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving more than 598,000 customers in Montana, South Dakota and Nebraska. NorthWestern also has investments in Expanets, Inc., a provider of networked communications and data services and solutions to mid-sized businesses nationwide; and Blue Dot Services Inc., a provider of heating, ventilation and air conditioning services to residential and commercial customers.

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